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EMPOWERING patent OWNERS, REWARDING INVENTION

Acacia Research Corporation Issues Letter to Stockholders Reiterating Company’s Highly-Qualified Director Nominees are Right Board Members to Guide Company Forward

Reminds Stockholders to Protect the Value of their Investment By Voting on the WHITE Proxy Card FOR the Election of Louis Graziadio & Frank “Ted” Walsh Today

NEWPORT BEACH, Calif. - June 4, 2018 - Acacia Research Corporation (Nasdaq: ACTG), an industry leader in patent licensing and enforcement (“Acacia” or the “Company”), today announced that it has mailed a letter to stockholders reiterating why Acacia’s two director nominees, Louis Graziadio and Frank “Ted” Walsh, are the right Board members to guide the Company forward.

In the letter, Acacia’s two nominees reflect on their experiences on the Acacia Board, the Company’s transformation and the future of Acacia. Acacia’s two director nominees have been critical to driving Acacia’s strategy and play an instrumental role in the day-to-day operations of the Company. The Board believes that replacing its successful, dedicated investor-directors, who have purchased approximately $7.0 million worth of Acacia stock in the open market with their own funds, with Mr. Alfred Tobia and Mr. Clifford Press, the two nominees put forward by stockholder activists, will do lasting harm to Acacia and put your investment at risk.

Stockholders are reminded that the 2018 Annual Meeting of Stockholders is rapidly approaching and will be held on June 14, 2018. Each vote is important and the Board recommends that stockholders vote for Mr. Graziadio and Mr. Walsh on the WHITE proxy card today.

The letter and other important information related to the Annual Meeting can be found on Acacia’s website http://acaciaresearch.com/annual-meeting/.

The full text of the letter and Q&A follows:

June 4, 2018

Dear Fellow Acacia Stockholders,

Over the past few years, Acacia has successfully implemented an incredible turnaround under the guidance and leadership of our Executive Chairman, Louis Graziadio, and the Chairman of our Strategic Review Committee, Ted Walsh.

Since 2016, Acacia has undertaken an extensive operational and organization restructuring to reduce costs, efficiently monetize existing IP assets and diversify into investing in growth technology companies. Major accomplishments include:

▪	Generated more than $280 million in revenues and $108 million in cash from operations Does not include impact of March 31, 2018 current liabilities of $49 million

▪	Substantially reduced fixed G&A run-rate expense by 56% and lowered headcount by 70%

▪	Invested in Veritone and generated a 90%+ unrealized return for Acacia stockholders As of May 18, 2018

▪	Invested in Miso Robotics and generated a 44%+ unrealized return for Acacia stockholders As of May 18, 2018

▪	Attracted world-class technology investors to a substantially refreshed Board to help execute the Company’s next phase of profitable growth

To keep this momentum going, we need your help and your vote.

Two activist hedge funds are seeking to put their hand-picked representatives on the Board to alter the course we are on. We believe replacing our successful, dedicated investor-directors with the activists’ associates will do lasting harm to Acacia and put your INVESTMENT AT RISK.

Please return the WHITE proxy card today and vote “FOR” the Acacia nominees:

Louis Graziadio. Mr. Graziadio has decades of experience in technology investing, turnarounds, restructurings, spin-offs and IPOs. He was elected Acacia’s Executive Chairman by the Board of Directors in August 2016 and has recently purchased approximately $5.4 million worth of Acacia shares in the open market as a demonstration of commitment and support for the future of our Company.

Frank (Ted) Walsh. Mr. Walsh is a seasoned investor with deep experience in originating, financing, monitoring and exiting private equity investments. Mr. Walsh joined Acacia’s Board in April 2016 and is currently the Chairman of the Board’s Strategic Review Committee. He too has recently purchased Acacia’s stock in the open market valued at approximately $1.6 million.

We are excited about the opportunities that are ahead of us and believe that the continued leadership of Acacia’s highly-qualified nominees, Mr. Graziadio and Mr. Walsh, is crucial to the good work being done to help improve Acacia’s business and create stockholder value. Thank you for your continued support.

Unanimously,
The Board of Directors of Acacia Research

________________________________
Does not include impact of March 31, 2018 current liabilities of $49 million
As of May 18, 2018
As of May 18, 2018

Vote the enclosed WHITE Proxy Card today!

Voting on any other proxy card will disrupt the progress we have been making in repositioning Acacia. Voting for the representatives of the hedge funds will put your INVESTMENT AT RISK.

Even if you previously voted on the blue proxy card, you can still change your vote by voting on the enclosed WHITE proxy card today!

There are several reasons why you should vote on the enclosed WHITE proxy card:

•	Our Board has made tremendous progress in diversifying Acacia and turning it around after unforeseeable changes in patent law wreaked havoc on our patent licensing business.

•	Mr. Graziadio leads the Board and the management team today and is deeply involved in identifying promising partnership and investment opportunities for Acacia.

•	Mr. Walsh leads our Strategic Review Committee and has been integral in our two extremely successful investments in Veritone and Miso Robotics.

•
Although the activist hedge funds and their nominees are quick to criticize our past, none of them has said what they would have done differently, or what they intend to do going forward. The activists have never stated what they intend to do with your Company or its assets if they get elected to the Board. Do they intend to continue our plan of efficiently prosecuting patent cases and investing in promising technology companies? Since they don’t have the requisite skills to do either, they must have another plan. But we don’t know what that is!

•
Our nominees, Mr. Graziadio and Mr. Walsh, have purchased approximately $7.0 million worth of Acacia stock in the open market with their own funds. They want the stock to go up, just like you do. The activist hedge fund nominees own no Acacia stock whatsoever and are not aligned with you.

•
Neither of the activist hedge fund nominees knows anything about the patent licensing and enforcement business. We generated over $60M in revenue last quarter from that business alone and yet they have expressed COMPLETE DISINTEREST in even discussing that business!

•
Other than a lawsuit that arose from Mr. Press’ disruptive behavior on an international flight (that led to him being removed from the plane by the police), Mr. Press appears to know little about litigation, which is still the core of what we do. How will he help the Company build value?

•
We made an extremely successful investment in Veritone - which has generated more than $50 million in unrealized profits for Acacia - but the activist hedge funds and their nominees admit they did not like that investment and would have sold it long ago, at much lower prices and foregoing any potential for profits. We don’t need that sort of ill-informed, short-sighted and overall poor judgment on Acacia’s Board.

Vote the WHITE proxy card today “FOR” Acacia Research Corporation’s highly qualified, independent director nominees: Louis Graziadio and Frank “Ted” Walsh

Louis Graziadio
Executive Chairman Since: August 2016
Committees: Strategic Review Committee

Unique Qualifications:

•	In-depth expertise with technology investing and technology companies, as well as in restructurings of both private and public companies, corporate spin-offs and IPOs.

•	Successful track record as an executive, investor and board member of public and privately-held companies.

•	Purchased $5.4 million worth of Acacia shares in the open market.

Can you tell us about your role at Acacia?

I stepped into a temporary leadership role at Acacia on December 18, 2015 after, against expectations, the company lost a major court case with Alcatel and our two most senior executives left. At that time, I put aside all my other executive activities to focus on Acacia, with no additional compensation. Acacia was rocked by this surprising verdict and the Board felt that I was the most qualified person to steady the ship at an exceptionally difficult time.

My leadership role was formalized when I was made Executive Chairman in August 2016 and since then I have continued to dedicate myself full time to the company. You could easily have described me as the Chief Restructuring Officer for a while. As soon as I became an executive, I implemented a substantial and transformative restructuring of our patent business which, due to changes in law and legal process, had become much less profitable and involved much higher risk, as evidenced by the court loss in late 2015.

We had to cut our employee base by 70% to just 13 people, reduce fixed costs, and manage numerous lawsuits in which the risk/reward benefit was negatively impacted. We were involved with hundreds of lawsuits at the time. Now we are focused on the most promising 50 or so. This was an arduous, careful, and exacting process to preserve the maximum value out of our remaining IP assets, but we have been successful, generating $108 million of cash from operations since 2016.

The other change I initiated, with the help of Ted Walsh and the other members of the Board, was diversifying our business away from investing in technology patents to investing in and partnering with technology companies. Technology investing has been in Acacia’s DNA since it was formed in 1993. Having been at the center of technology innovation for 25 years, Acacia has a vast network of relationships and contacts, so we are able to source investment and partnering opportunities better than most. This is demonstrated in the success of our investments in Veritone and Miso Robotics.

Now, with Acacia on a firm footing, we are in a position to recruit the right CEO to take us even further. I expect to go back to being an independent director by year end.

What other alternatives for the patent licensing business did you consider?

We looked at several alternatives and explored each one in detail. The two most obvious possibilities were to either sell our patents business or simply close it.

We had extensive discussions with several parties who had looked at buying or financing patent portfolios in the past. These discussions did not lead anywhere. In each case, the potential buyers would only buy the patents if the liabilities pertaining to the patents effectively stayed with Acacia. This would make no economic sense for our stockholders.

The other idea -- shutting the business and deploying our cash elsewhere - is simply impossible from a legal and practical point of view. As a patent licensee, we have obligations to our patent partners to monetize their intellectual property including enforcing their patents in the courts when necessary. We cannot simply renege on these legal obligations. Also, we are a defendant in a number of lawsuits and settling those quickly just to get out of the business would not make economic sense either, even if it was practically and legally possible.

When the activist hedge funds recommend that we use our cash and proceeds from asset sales to repurchase stock, they fail to understand the need for us to maintain an appropriate cash balance to run our business. We must have a reasonable balance of cash to be credible as an enforcer of our patent rights. We are often going against some of the largest companies in the world all at the same time, such as Apple, and we must have the liquid financial resources to fight them effectively in court cases that can last years. It also should be understood that as a defendant in several lawsuits, we need to keep cash to fight those cases and the ability to make payments if we lose.

Can you help us understand the investing/partnering business?

This is a natural diversification for us. We have taken our core strengths as established technology investors with an extensive network of relationships and are now taking advantage of our large amount of tax assets and providing our stockholders access to attractive private company investments that they would not otherwise have. In aggregate, we have invested $63 million and, based upon current valuations, these investments are now worth $120 million. Given the stage of the companies that we are investing in, we fully recognize that not all of our investments will be this successful; but we are proud of what we have achieved so far and are very excited about potential investments we have in the pipeline.

What has been your engagement with the activist hedge funds and their nominees?

We are very welcoming of input and feedback from all of our stockholders.

I recently had lunch with Brad Radoff who runs BLR Partners. I tried several times to get his input on what we have been doing at Acacia and what he would have done differently. I also tried to get some impression of how he thinks the company should be run in the future. Each time, Mr. Radoff declined to provide substantive feedback.

We understand that a proxy contest is not the most productive use of the Board’s time or the best way to increase Acacia’s stock price. We have been working very hard to achieve an amicable, collaborative conclusion on behalf of all stockholders. As part of this process, I recently had dinner with Alfred Tobia, a nominee and a managing member of Sidus, to try to negotiate a settlement that would end the proxy contest. He also did not offer much insight in what we should be doing differently. Notwithstanding my disappointment, in the interest of avoiding a protracted fight, the Board offered Mr. Tobia a board seat. As you know, he declined our offer.

I also had a meeting with the activist hedge funds’ other nominee, Clifford Press, to learn what I could from him. Once again, I was struck by how little he knew about our business and how little thought had been given to the very difficult conditions in the patent licensing industry or our best future direction.

Due to Mr. Press’ hostile engagement with us, we took the time to do some background checking on his conduct and track record on other Boards. We spoke to five different people who have been on various Boards with Mr. Press and the impression that we came away with is one of an abrasive, willful and closed-minded individual. One of the people we spoke to referred us to his litigation against a major airline and his seemingly bizarre behavior that led him to be declared a “class 1 security threat” by the airline.

We believe Mr. Press is not, and cannot be, an effective Board member and business leader. His track record of performance on the other Boards he has served reaffirms this conclusion. As you know, Glass Lewis recommends that stockholders withhold their vote from Clifford Press.

Frank (“Ted”) Walsh
Committees: Strategic Review Committee (Chair)
Unique Qualifications:

•	Extensive business experience as an operating executive and as a board member at public and privately-held companies.

•	Deep experience in originating, financing, monitoring and exiting private equity investments in the technology industry.

•	Deep investment expertise developed during his long career at Jupiter Capital Management Partners, LLC and WR Capital Partners, LLC.

•	Purchased $1.6 million worth of Acacia shares in the open market.

Can you tell us about how you came to join the Acacia Board?

When the Acacia directors were formulating their strategy to stabilize and reposition the business in 2016, they realized that, consistent with the changes to Acacia’s business, the Board needed to be substantially refreshed. Fresh perspectives and deeper knowledge of private company investing, acquisitions and dispositions were required. As part of the search, I was the first of four new independent directors appointed.

I first met Mr. Graziadio when we were serving on the Board of World Point Terminals. I take my board service very seriously and devote a lot of time to the Boards that I am on. Louis thought that my experience as a board member and corporate investor with expertise in evaluating, structuring and negotiating private equity investments and financings would be a strong addition to the Board’s existing skill set. And, I have to say that Louis’ passion for Acacia and its opportunities is infectious. I then met the other Board members and after a thorough interview process I was appointed.

Can you give a high-level overview of how the Board developed its plan to transform Acacia?

The Board has taken strong and decisive actions to address the industry and business challenges we’ve faced. In 2016, we began to achieve a significant amount of progress when we started to execute our new strategy to diversify into activities other than patent enforcement and licensing.

As Louis mentioned, we initially conducted a thorough evaluation of alternative strategies that Acacia could adopt to make use of our technology industry knowledge, experience, cash, tax assets and relationships. The Board determined that we still had valuable patent assets and ongoing litigation (including litigation in which the Company is a defendant), making it extremely difficult to simply exit the patent business or to sell its assets. We had many conversations, some very serious, with potential buyers of our patents, but no attractive offers emerged. I should note that we have generated significantly more cash flow from our patent portfolios than we would have otherwise received from any of the proposals we received for selling the same patent portfolios.

The Board ultimately concluded that given our experience in investing in growth technologies, strong sourcing and expert networks and financial assets, the optimal diversification strategy was for Acacia to invest in growth technology companies in sectors in which Acacia could apply its technology expertise and IP experience, while maximizing the efficiency of our core operations and maintaining a strong balance sheet for our ongoing IP litigation activities. Instead of investing in technologies, we are investing in technology companies.

Consistent with our new strategy, we have made important investments in Veritone, Inc. and Miso Robotics, Inc., both of which have shown early success. By continuing to follow this strategy, we now have a clear plan to transform Acacia and create sustainable long-term value for our stockholders.

How does the Board’s plan differ from Sidus’ and BLR’s approach?

Sidus, BLR Partners and their nominees have not communicated any operating plan or credible ideas for improving Acacia. We have spent a significant amount of time with them, beginning in October 2017, in person, by phone and via email to find a constructive resolution to their disruptive campaign. Despite the fact that our meetings have been cordial and professional, it has become evident to us that Sidus and BLR, and their director nominees, lack a fundamental understanding of the patent enforcement business as well as Acacia’s strategic investment initiatives.

I have been a Board member of several public and private companies and I have found that fostering a boardroom environment where directors can add their experience to discussions while challenging assumptions through civil debate is very effective. Based on the lack of any operating plan and their poorly-advised short-term financial plan, we don’t see that happening with the hedge funds’ nominees. I also doubt whether the activists’ representatives will be very collaborative in the boardroom.

How involved are you as a Board member?

As Chairman of the Strategic Review Committee, I am responsible for our investment process and other strategic initiatives. The other directors and I work tirelessly to assist Acacia’s small management team in executing the Company’s business plan, helping to improve operating performance and lowering costs at a critical time in Acacia’s history. We only have four executives, including Louis, and we are all actively engaged. In my opinion, this is the main reason it would be such a mistake for Louis and me to leave the Board while there is still much work to be done.

Acacia is a well-run, efficient organization with only 13 employees. This Board goes well-beyond what is typically expected of a public company board. We are a small group of serious professionals who hold many informal Board meetings during any given quarter. Several of us have also been very actively engaged in the technology, licensing, litigation, investment decision making and other operations of the business and, as a result, we have developed a deep understanding of the Company’s core capabilities and strengths, which helps tremendously during the Board’s strategy and business diversification discussions.

What other aspects of managing Acacia have you been involved in?

When I joined the Board in 2016, I helped Acacia revamp its compensation program. In response to stockholders’ dissatisfaction with the company’s program as expressed at our 2015 annual meeting, we hired Pearl Meyer to completely redo it. I am very proud of the fact that we received 97% positive votes for say-on-pay in 2017. By the way, that vote was for the onboarding options package that was awarded to Louis when he formally became

Executive Chairman. The activist hedge funds like to complain about it, but it was overwhelmingly supported by stockholders as well as the leading proxy vote advisors ISS and Glass Lewis. The fact is that due to the very high stock price vesting thresholds we put into place for Mr. Graziadio’s options, it is not a particularly generous plan.

If Acacia stock goes up 83% to $7.30, stockholders will gain $180 million while Mr. Graziadio’s options will be worth $270,000. That analysis is curiously missing from the activist hedge funds’ many baseless grievances. But it is probably why the incentive program was so well supported by our stockholders.

I would also like to add that I can make the same point about the AIP incentive plan. The AIP incentive plan is really no different than a bonus pool, which I understand Acacia has been using for many, many years. Contrary to what the activist hedge funds claim, structures like AIP are often used as stockholder-aligned incentive programs. In our case, for example, if Veritone generates $83 million of profit for Acacia, our four executives responsible for the investment will share $5 million (or 6%) of these profits.

You have purchased a significant amount of Acacia’s stock in the open market. Why do you believe Acacia is such a good investment?

I believe in Acacia and I believe in our strategy. As a large stockholder, I am fully aligned with the interests of other stockholders, and my purchases reflect my confidence in Acacia as a sound investment. There are exciting investment opportunities for Acacia in the areas such as artificial intelligence (AI), machine learning, machine vision, robotics, blockchain, and other potentially disruptive technologies. I have invested a significant amount of money into Acacia because I fundamentally believe there is substantial upside potential for this company.

I think you’d be hard-pressed to find many directors at publicly-traded companies who have demonstrated their faith in the future of a company with stock purchases like our Board has made. Our directors and management team collectively own 11% of Acacia’s stock - we’re fully aligned with our stockholders and focused on building long-term value. In fact, Louis and I have collectively purchased more than $7 million worth of Acacia’s stock in the open market as a sign of our commitment and support for the future of our company.

In comparison, Clifford Press, one of the activists’ nominees, owns no Acacia stock whatsoever. Why would somebody want to replace a committed board member, who is a large stockholder, with someone who has no experience in our industry, has no articulated plan for our company, and has not bought even a single share of our stock?

PROTECT THE VALUE OF YOUR INVESTMENT BY VOTING THE WHITE PROXY CARD TODAY

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ABOUT ACACIA RESEARCH CORPORATION

Founded in 1993, Acacia Research Corporation (NASDAQ:ACTG) is an industry leader in patent licensing and partners with inventors and patent owners to unlock the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner. Acacia also leverages its patent expertise and background to partner with emerging disruptive technologies such as Artificial Intelligence, Robotics and Blockchain.
Information about Acacia and its subsidiaries is available at www.acaciaresearch.com.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the Company’s annual meeting of stockholders. The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to the Company’s stockholders its definitive proxy statement and WHITE proxy card relating to the annual meeting, as well as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 7, 2018, including all amendments thereto. The definitive proxy statement contains important information about the Company, the annual meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.
Acacia, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the annual meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company are set forth in the definitive proxy statement, the accompanying WHITE proxy card and other relevant solicitation materials filed by the Company. These documents, and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including those related to capital needed for growth and the opportunities for growth, are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully identify and acquire new patent assets, our ability to develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K (including amendments thereto), recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Acacia Research Corporation:
Rob Stewart, 949-480-8300
rs@acaciares.com
or
MacKenzie Partners, Inc.:
Lawrence E. Dennedy, 212-929-5239
ldennedy@mackenziepartners.com
or
Georgeson LLC:
Christopher G. Dowd, 212-440-9130
cdowd@georgeson.com
or
Media:
Joele Frank, Wilkinson Brimmer Katcher

Nick Lamplough, 212-355-4449
Mary Aiello, 415-869-3950